EXHIBIT 14

DETTO TECHNOLOGIES(R) CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

The Board of Directors of Detto Technologies (the "Company"), has developed and adopted this Code of Ethics applicable to its Chief Executive Officer ("CEO") and Senior Financial Officers to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, and compliance with applicable laws, rules and regulations.

Senior Financial Officers ("SFOs") include the Company's Chief Financial Officer and such other Company officials as the Board designates from time to time.

The CEO and SFOs must:

o Act with honesty, integrity and independence, avoiding actual or apparent conflicts of interest in personal and professional relationships.

o     Comply with Company policies and procedures.

o Provide full, fair, accurate, complete, objective, timely and understandable financial disclosure in internal reports as well as documents filed with or submitted to the Securities and Exchange Commission, any other governmental agency or self-regulatory organization, or used in public communications.

o Promptly bring to the attention of the Company's Audit Committee any information concerning: (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, or any actual or apparent conflicts of interest involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

o Comply with laws, rules and regulations of federal, state and local governments, the Securities and Exchange Commission, and other appropriate private and public regulatory agencies.

o     Act in good faith,  responsibly with due care, competence,  diligence, and
      without  knowingly   misrepresenting  material  facts  or  allowing  one's
      independent judgment to be subordinated.

o Protect and respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information must not be used for personal advantage.

o Promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

o Responsibly use and control assets and other resources employed or trusted to their supervision.

o Inform the Company's Board of Directors in the event that a material conflict or a significant issues arises that would impact the ability of the CEO or the SFO to perform his or her duties or to comply with this Code of Ethics.